Exhibit 10.1

Sales Incentive Program Fiscal Year 2011
- Sales Management Team – Basem Anshasi

Target Incentive

A participant’s target incentive is based on the fixed to variable pay mix assigned to the participant. A participant’s target incentive is the amount of incentive that may be paid out at 100% revenue to quota achievement. If a participant starts employment with the Company during a fiscal year, the participant’s revenue goal for the remainder of the fiscal year will be assigned by the Chief Executive Officer.

Metrics

Revenue

Revenue is defined as revenue recorded by the Company for a sale of products and services during the applicable period in accordance with generally accepting accounting principles in the United States. Revenue is net of returns and credits and revenues from repairs of products are not included in this sales incentive program.  If a customer returns a product for credit the amount of the credit will be deducted from the sales representative’s revenue achievement at the time of the return.

Quota

The quota is the revenue goal which is determined by the Chief Executive Officer based on management revenue forecasts.  Revenue goals are assigned in US Dollars and are generally assigned at the beginning of the fiscal year.

Revenue to Quota Achievement (“RQA”)

RQA is the ratio between actual revenue achieved by a participant and the revenue quota assigned to the participant. RQA for each quarter is calculated on a year to date basis at the end of each fiscal quarter.

Quarterly Draw (“QD”)

The QD is a draw payment against a participant’s AIE (as defined below) measured quarterly and is determined based on the participant’s year to date RQA measured at the end of each quarter, using the Sales Incentive Payout Grid attached hereto as Exhibit B. The maximum draw is at 100% RQA.

Annual Incentive Earned (“AIE”)

The AIE is determined based on the participant’s RQA for the entire fiscal year, using the Sales Incentive Payout Grid attached hereto as Exhibit B.

Payout Frequency

RQA performance is measured on a year to date basis at the end of each quarter. Participant’s are eligible to be paid a QD in the first three quarters of the fiscal year (Q1, Q2, and Q3) which is generally paid within two payroll periods after the Company’s quarterly results are announced to the public.

Payout Q1 to Q3 of the Fiscal Year:

A QD may be paid at the end of the first, second, or third fiscal quarter of the year.  Year to date RQA must be above 65% for a QD to be paid in a particular quarter. The QD is calculated using year to date RQA and the year to date target incentive. Draw payments from previous quarters will be subtracted (recovered) from the QD. A maximum QD is earned at 100% RQA.  The maximum QD is 100% of the quarterly incentive target.

Payout Q4 of the Fiscal Year:

At the end of the fiscal year the AIE will be calculated based on year to date RQA and the annual target payout. The Q1 to Q3 QD payments will be subtracted (recovered) from the AIE to arrive at the final Q4 incentive payment. An annual performance below the 65% payout threshold will result in no fourth quarter incentive payout.

If the AIE  is less than the QD’s previously paid out, the draw payments are not carried forward as a negative balance into the new fiscal year and the participant shall not be required to repay the QD to the Company.

Payout Rates

All payouts will be calculated using the Sales Incentive Payout Grid attached to this plan as Exhibit B.

Threshold performance for revenue achievement is 65% which starts payout at 50% of the target incentive. The payout increases 2% for every 1% in achievement up to 79.99%. Between 80% and 89.99%, the payout increases by 1% for every 1% in achievement. Between 90% and up to 99.99% the payout is 1.50% for every 1% in achievement. From 100% and up, the payout increases 2% for every 1% in achievement. There is no cap to revenue achievement and no maximum payout amount.

Achievement will be determined in U.S. Dollars and the payout will be calculated using target incentive in local currency.

Eligibility, Terminations, Leaves of Absence, Local Law

A participant must be an active employee of the Company or its applicable subsidiary through the end of the quarter or fiscal year, as applicable, in order to receive a QD payment or the AIE, as applicable. A participant who voluntarily separates employment or is terminated for good cause, such as unsatisfactory performance or misconduct, will not be eligible to receive the QD or AIE, as applicable for the quarter during which the employment ceases.

The AIE is determined based on the participant’s RQA for the entire fiscal year regardless of whether the participant takes a paid leave of absence during the fiscal year. Participant’s who are terminated by the Company, without cause, such as a layoff, may receive a payout (if any) based on their AIE and determined by their RQA up to the last day of active service with the Company, less any QD’s already received by the participant. Participant’s will not earn any further revenue credit after they cease to actively provide services to the Company, including during any applicable severance, notice or garden leave period.

If there is a conflict between the terms of this Sales Incentive Program and the laws of the place of employment of the sales representative, then the local laws shall prevail and the sales incentive program shall be construed in accordance with the local laws.

Changes to the Plan

The Sales Compensation Committee must approve any changes to this plan. The Sales Incentive program will be reviewed on a quarterly basis and the terms are subject to change.

 Exhibit A –Key Definitions

Draw:  A draw against a participant’s AIE may be paid on a quarterly basis for the first three quarters of a fiscal year if the participant’s RQA is 65% to 100%.  A maximum draw payment for a quarter is reached at 100% RQA for that quarter.

Mix:  The ratio of base salary to incentive at total target compensation. The mix varies by incentive plan depending on the type of position, sale and the sales cycle.  Your ratio of base salary to incentive is 89/11.

Sales Compensation Committee:  The committee consists of the Chief Executive Officer, the Chief Operating Officer, the Vice President of Sales and the Vice President of Human Resources.  The committee has ultimate authority in the interpretation of the quota goals and the calculations of any sales incentive accordingly.  The Vice President of Sales shall not participate in any decisions impacting his compensation.

Sales Incentive Payout Grid: Payout percent values are determined by the Sales Incentive Payout Grid based on RQA. The Sales Incentive Payout Grid is attached hereto as Exhibit B.

Exhibit B – Sales Incentive Payout Grid

100% Revenue Metric
	Achievement to Quota Range		Percent of Target at Min.	Payout Value at Min.	% of Target per % of Achievement

	Min.	Up to
Threshold	65%	70%	50%	0.5	2.00%
	70%	80%	60%	0.6	2.00%
	80%	90%	80%	0.8	1.00%
	90%	100%	90%	0.9	1.50%
	100%	110%	105%	1.05	2.00%
	110%	120%	125%	1.25	2.00%
	120%	130%	145%	1.45	2.00%
	130%	140%	165%	1.65	2.00%
	140%	150%	185%	1.85	2.00%
	150%	160%	205%	2.05	2.00%
	160%	170%	225%	2.25	2.00%
	170%	180%	245%	2.45	2.00%
	180%	190%	265%	2.65	2.00%
	190%	200%	285%	2.85	2.00%
No Max Payout	200%	210%	305%	3.05	2.00%

ACKNOWLEDGEMENT

I certify that I have received and read and that I agree to the terms of the Sales Incentive Plan attached hereto.

[Signature]	/s/ Basem Anshasi
[Print Name]	Basem Anshasi
Dated:	April 26, 2011